Exhibit 10.48

AMENDED SETTLEMENT AGREEMENT

This Amended Settlement Agreement (the “Agreement”) is entered into as of October 14, 2003, by and between Peregrine Systems, Inc., a Delaware corporation (“Peregrine”); the Post-Emergence Equity Committee (as defined in the Plan), on behalf of itself and all Holders of Old PSI Common Interests as of the Effective Date (the “Equity Class”); and David Levy, Leighton Powell, David Schenkel, John Virden, Conrad Willemse, Bill Holman, Bob Benesko, Michael Slavich, Richard Maheu and Mark Rollins (collectively the “Loran Group”) and Heywood Waga (“Waga”, and together with the Loan Group, the “Lead Plaintiffs”) in their capacity as co-lead plaintiffs in the Securities Action (defined below) and on behalf of themselves and all other persons and entities who purchased or otherwise acquired the securities of Peregrine from July 22,1999 through May 3,2002, inclusive but excluding all Defendants named in the Securities Action; all officers and directors of Peregrine; members of their families; Peregrine and any of its parents, subsidiaries, officers, directors or affiliates; any entity in which any excluded person has a controlling interest directly or indirectly; and each of their respective legal representatives, heirs, successors and assigns (the “Securities Class”), with reference to the following recitals of fact:

A.                                   Peregrine is a manufacturer and distributor of enterprise software. Peregrine Remedy, Inc. (“Remedy”) is a wholly-owned subsidiary of Peregrine and until November of 2002 (when all or substantially all of its assets were sold), was engaged in the manufacture and distribution of enterprise software.

B.                                     On or about May 6, 2002, an action (as modified, consolidated and amended from time to time, the “Securities Action”) was commenced against Peregrine and other individuals and entities as Case No. 02-CV-0870J (RBB) before the United States District Court, Southern District of California (the “District Court”). Subsequently, various other lawsuits alleging federal securities law violations against Peregrine and/or other individuals and entities have been consolidated into the Securities Action.

C.                                     On September 22, 2002, Peregrine and Remedy (collectively, the “Debtors”) commenced cases under Chapter 11 of Title 11 of the United States Code, subsequently ordered jointly administered (collectively, the “Bankruptcy Case”) before the United States Bankruptcy Court, District of Delaware (the “Bankruptcy Court”).

D.                                    By order entered on October 15, 2002 (the “Bar Date Order”), the Bankruptcy Court set December 23, 2002 as the bar date (the “Bar Date”) for the filing of proofs of claim against the Debtors, all as more fully set forth in the Bar Date Order.

E.                                      On December 19, 2002, the Loran Group filed two (2) proofs of claim (assigned Claim Nos. 713 and 722) against the Debtors, purportedly on behalf of themselves and the Securities Class (the “Original Loran Group Securities Class Proofs of Claim”), subsequently amended by proofs of claim (assigned Claim Nos. 1130 and 1131) filed against the Debtors on or about May 29, 2003 (the “Original Loran Group Securities Class Proofs of Claim and amended proofs of claim hereinafter referred to as the “Loran Group Securities Class Proofs of Claim”).

F.                                      On December 23, 2002, Heywood Waga (“Waga”) filed two (2) proofs of claim (assigned Claim Nos. 867 and 935) (collectively, the “Waga Proof of Claim”), one against each of the Debtors.

G.                                     In addition to the Loran Group Securities Class Proofs of Claim and the Waga Proof of Claim, certain other proofs of claim (collectively, the “Other Securities Proofs of Claim”) were filed against one or both of the Debtors on or before the Bar Date which assert, or may assert claims based upon the violation of securities laws arising out of the issuance, purchase, acquisition or sale of securities of Peregrine:

H.                                    On or before the Bar Date, certain individuals (individually, a “Class 9 Indemnification Claimant” and, collectively, the “Class 9 Indemnification Claimants”) filed proofs of claim asserting a claim or claims against the Debtors for reimbursement, contribution or indemnity falling within the scope of Bankruptcy Code § 510(b) and properly classified within Class 9 of the Plan (individually, a “Class 9 Indemnification Claim” and collectively, the “Class 9 Indemnification Claims”).

I.                                         There are no other proofs of claim or interest asserted, or deemed asserted against the Debtors within Class 9 of the Plan except the Old PSI Common Interests and the Proofs of Claim identified in Recitals E through H, above.

J.                                        By order (the “Lead Plaintiff Order”) entered by the District Court on or about January 30, 2003, the Loran Group was designated Lead Plaintiff with respect to claims alleged in the Securities Action arising from violations of Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934 (the “Section 10 Claims”).

K.                                    Pursuant to the Lead Plaintiff Order, Waga was designated Lead Plaintiff with respect to claims alleged in the Securities Action arising from violations of Section 11 of the Securities Act of 1933 (the “Section 11 Claims”).

L.                                      On March 17, 2003, the Loran Group and Waga, as lead plaintiffs, filed in the District Court that certain Consolidated Complaint for Violations of the Federal Securities Laws (the “Consolidated Complaint”) on behalf of a class and sub-classes of persons asserting Section 10 Claims and Section 11 Claims during the Class Period.

M.                                 By order (the “Confirmation Order”) entered by the Bankruptcy Court on or about July 18, 2003, the Bankruptcy Court approved confirmation of that certain Fourth Amended Plan of Reorganization of Peregrine Systems, Inc. and Peregrine Remedy, Inc. as Modified, Dated July 14, 2003 (the “Plan”). The Effective Date of the Plan occurred on August 7, 2003.

N.                                    Under the Plan, the following consideration is to be distributed on a Pro Rata basis to the Holders of Allowed Class 9 Claims/Interest (the “Class 9 Consideration”): (1) between thirty-three percent (33%) and thirty-seven percent (37%) of the New PSI Common Stock, the exact percentage to be determined in accordance with the formula set forth in Section V.B.10 of the Plan (said portion of the New PSI Common Stock hereinafter referred to as the “Class 9 New PSI Common Stock”); and (2) the Litigation Proceeds determined in accordance with Section VII.I. of the Plan.

P.                                      Peregrine, the Post-Emergence Equity Committee, on behalf of the Equity Class and the Lead Plaintiffs, on behalf of the Securities Class, wishing to fully and finally resolve disputes regarding the allocation of the Class 9 Consideration between themselves, wishing to settle and fix the distributive rights of the Equity Class, on the one hand, and the Securities Class on the other hand, under the Plan and wishing to provide for an exchange of a portion of the distributive rights of the Equity Class, on the one hand, and the Securities Class, on the other hand, entered into that certain Settlement and Assignment Agreement, as modified from time to time (the last such modification being attached as Exhibit “A” to the Preliminary Order (defined below) and hereinafter referred to as the “Provisional Agreement”), and filed a motion (the “Motion”) seeking approval of their settlement agreement.

Q.                                    Messrs. Ariko, Moores, Savoy, Noell and Van den Berg (collectively, the “Objecting Parties”) have filed various objections to the Motion. Pursuant to that certain preliminary order (the “Preliminary Order”) entered by the Court on October 3, 2003, the objections of the Objecting Parties to the Motion were provisionally overruled, except as set forth in the Preliminary Order.

R.                                     The Parties believe that some or all of the Objecting Parties have or will withdraw their objections to the granting of the Motion (except as to the issue (the “Privilege Issue”) identified in Paragraph (b)(ii) of the Preliminary Order) provided 225,000 shares of New PSI Common Stock (and no other portion of the Class 9 Consideration) are set aside for exclusive distribution to all of the Holders of Class 9 Indemnification Claims in full and final settlement of such claims.

S.                                      Based upon the foregoing understanding, the Parties are prepared to enter into this Agreement, subject to all of the terms and conditions set forth below.

T.                                     All capitalized terms not otherwise defined herein shall have the same meaning as set forth either in the Plan or in the Consolidated Complaint.

NOW, WHEREFORE, Peregrine; the Post-Emergence Equity Committee, on behalf of the Equity Class; and the Lead Plaintiffs, on behalf of the Securities Class (individually a “Party” and, collectively, the “Parties”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.                                      Incorporation of Recitals

The foregoing Recitals are incorporated herein by reference and are hereby made an integral part of this Agreement.

2.                                      Allocation of Class 9 Consideration Between Equity Class, Securities Class and Class 9 Indemnification Claims; Management and Control of Litigation Claims; Provision for Further Distribution of Class 9 Consideration to Members of Each Class; Other Settlement Provisions

Subject to all of the terms and conditions of this Agreement including, without limitation, entry of the Final Order and the other conditions set forth in Section 3, below:

(a)                                  Two hundred and twenty-five thousand (225,000) shares of the Class 9 New PSI Common Stock (said 225,000 shares hereinafter referred to as the “Class 9 Indemnification Stock”) shall be set aside and allocated exclusively for distribution to the Holders of Class 9 Indemnification Claims. Distributions to the Holders of Class 9 Indemnification Claims shall be made exclusively from the Class 9 Indemnification Stock in full and final settlement of all of the Class 9 Indemnification Claims and the Holders of such Class 9 Indemnification Claims shall not be entitled to a distribution of any other portion of the Class 9 Consideration. The allocation and distribution of the Class 9 Indemnification Stock to individual Holders of Class 9 Indemnification Claims shall be subject to a stipulation by and between all Holders of Class 9 Indemnification Claims or further Order of the Bankruptcy Court, upon notice to all of the other Parties and to all individuals and entities who have timely filed Class 9 Indemnification Claims. Pending such stipulation or further order(s) of the Bankruptcy Court, the Class 9 Indemnification Stock shall be held by Peregrine in trust for the Holders of Class 9 Indemnification Claims. (The requirement that the Court approve the provisions of this Section 2(a) of the Agreement and provide that said provisions be binding upon all of the Class 9 Indemnification Claimants is hereinafter referred to as the “Settlement Condition”).

(b)                                 After setting aside the Class 9 Indemnification Stock, eighty-five percent (85%) of the balance of the Class 9 New PSI Common Stock shall be distributed Pro Rata to members of the Equity Class in accordance with the terms and conditions of the Plan.

(c)                                  After setting aside the Class 9 Indemnification Stock, fifteen percent (15%) of the balance of the Class 9 PSI New Common Stock shall be allocated to the Securities Class and distributed to the Successor Litigation Trustee (defined below) for the sole and exclusive benefit of the Securities Class. Further, the Successor Litigation Trustee shall hold any and all Litigation Proceeds (including, without limitation, any unused portion of the $3.2 million advanced to the Litigation Trust pursuant to Article VII I. of the Plan), in trust for the sole and exclusive benefit of the Securities Class. The Successor Litigation Trustee may only distribute the Class 9 New PSI Common Stock allocated to the Securities Class pursuant to, and consistent with order(s) of the District Court (or any successor court having jurisdiction over the Securities Action). The portion of the Class 9 New PSI Common Stock held by the Successor Litigation Trustee herein shall, pending distribution to the members of the Securities Class in accordance with the provisions hereof, be held subject to the terms and conditions of the Amended Litigation Trust Agreement (defined below) (which shall provide, among other things, that the Successor Litigation Trustee may only vote, sell, distribute or otherwise transfer said Class 9 New PSI Common Stock in accordance with written instructions given by or on behalf of the Lead Plaintiffs and/or any order of the District Court (or any successor court having jurisdiction over the Securities Action)).

(d)                                 The Parties acknowledge that individuals or entities may be members of the Equity Class and/or the Securities Class and that their entitlement to receive distributions under the Plan, pursuant to the Securities Action or otherwise as a member of the Equity Class shall not in any way affect or impair their rights to receive distributions as a member of the Securities Class, and vice versa.

(e)                                  The Post-Emergence Equity Committee shall remove Joseph Meyers as Litigation Trustee and appoint an individual or individuals nominated by the Loran Group as the successor Litigation Trustee (the “Successor Litigation Trustee”) pursuant to Sections 7.3 and 7.4 of the Litigation Trust Agreement. The identity of the Successor Litigation Trustee shall be disclosed in a pleading to be filed by the Loran Group with the Bankruptcy Court no later than five (5) days prior to the final hearing on the Motion (the “Final Hearing”) and the appointment of the Successor Litigation Trustee shall be subject to the reasonable consent and approval of Waga. Further, the Post-Emergence Equity Committee shall assign to the Lead Plaintiffs, or their nominee, all of its rights, responsibilities, obligations, privileges and remedies under the Litigation Trust Agreement, and shall be released from any further obligations or responsibilities under the Litigation Trust Agreement, which obligations and responsibilities shall be assumed by the Lead Plaintiffs, or their nominee. Peregrine and the Successor Litigation Trustee shall enter into an amended Litigation Trust Agreement (the “Amended Litigation Trust Agreement”), conforming it to all of the terms and conditions of this Agreement, which Amended Litigation Trust Agreement shall be filed with the Bankruptcy Court at least five (5) days prior to the Final Hearing,

(f)                                    Peregrine will use reasonable best efforts to fully cooperate in good faith with the Lead Plaintiffs and the Successor Litigation Trustee in the prosecution of the Litigation Claims. Promptly upon entry of the Final Order (defined below), Peregrine shall (a) provide to Lead Plaintiffs and the Successor Litigation Trustee all documents reasonably requested by them including, but not limited to, those previously provided to the Securities and Exchange Commission and Department of Justice, (b) make employee witnesses available to the Successor Litigation Trustee and the Lead Plaintiffs for interviews and/or deposition, (c) take reasonably necessary steps to ensure the preservation of evidence, including electronic records, e-mail and computer hard drives, and (d) deem the Successor Litigation Trustee to be the successor in interest to the attorney-client and work-product privileges formerly held by the Debtors with respect to the Litigation Claims, and Peregrine agrees to share everything that is within the attorney-client and work-product privileges with the Successor Litigation Trustee, and because the Successor Litigation Trustee shall be a successor to the Debtors’ attorney-client and work-

product privileges, such a sharing will not be deemed a waiver of the attorney-client and work-product privileges.

3.                                      Conditions Precedent

The obligations of the Parties pursuant to Section 2 of this Agreement shall be subject to the entry by the Bankruptcy Court of a final order in the form, or substantially in the form attached hereto as Exhibit “A” approving this Agreement and, specifically, approving Section 2(a) hereof and making such determination binding upon all actual or potential Holders of Class 9 Indemnification Claims, in form and substance reasonably satisfactory to the Parties. Unless the foregoing condition is satisfied or waived by all of the Parties in writing, this Agreement shall be of no force and effect and the Parties shall continue to be bound by the terms and conditions of the Provisional Agreement.

4.                                      Covenants

(a)                                  All of the Parties agree to use their reasonable best efforts to obtain entry of the Final Order on or before the deadline contemplated by this Agreement.

(b)                                 Subject to entry of the Final Order, the Parties each covenant and agree to take such actions, and to execute such documents are may be reasonably necessary to carry out the purpose and intent of this Agreement, including, without limitation, any formal assignment documents or notices reasonably necessary to carry out the purpose and intent of Section 2 of this Agreement.

5.                                      Notices

(a)                                  Unless otherwise provided in this Agreement, all notices or demands to any party relating to this Agreement shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or facsimile at its address as set forth below:

To the Post-Emergence Equity Committee:

Lawrence C. Gottlieb, Esq.
Kronish Lieb Weiner & Hellman LLP
1114 Avenue of the Americans
New York, NY 10036
Telephone:	(212) 479-6140
Facsimile:	(212) 479-6275

To Peregrine:

Irell & Manella, LP
1800 Avenue of the Stars, #900
Los Angeles, CS 90067-1574
Attn: Ken Heitz, Esq.
Telephone:	310-277-1010
Facsimile:	310-203-7199

Jeremy V. Richards, Esq.
Pachulski, Stang, Ziehl, Young, Jones & Weintraub PC
10100 Santa Monica Blvd., #1100
Los Angeles, CA 90067
Telephone:	310-277-6910
Facsimile:	310-201-0760

To the Loran Group:

Solomon B. Cera, Esq.
Gold Bennett Cera & Sidener LLP
595 Market Street, Suite 2300
San Francisco, CA 94105-2835
Telephone:	415-777-2230
Facsimile:	415-777-5189

To Waga:

Jeffrey Abraham, Esq.
Abraham & Associates
One Penn Plaza, Suite 1910
New York, New York 10119
Telephone:	(212) 714-2444
Facsimile:	(212) 279-3655

6.                                      Payment of Expenses.

In the event any action shall be required to interpret, implement, modify, or enforce the terms and provisions of this Agreement, or any documents or instruments implementing this Agreement, any such action may only be brought before the Bankruptcy Court or the District Court where the Securities Action is pending.

7.                                      Governing Law.

This Agreement shall be construed and interpreted in accordance with and shall be governed by the laws of the State of California, without regard to the conflict of laws principles thereof.

8.                                      Complete Agreement of Parties.

This Agreement constitutes the entire agreement of the Parties arising out of, related to or connected with the subject matter of this Agreement. Any supplements, modifications, waivers or terminations of this Agreement shall not be binding unless executed in writing by the Parties to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provisions of this Agreement (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided.

9.                                      Execution In Counterparts; Facsimile Execution.

This Agreement may be executed in any number of counterparts each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart. Any party hereto delivering an executed counterpart of this Agreement by facsimile shall also deliver a manually executed counterpart, but the failure to so deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect hereof.

10.                               No Admission of Liability

Nothing herein shall be deemed, or construed to be an admission of liability by Peregrine or the Debtors to any third parties including, without limitation, the Holders of any Class 9

Subordinated Claims/Interests and this Agreement may not be used as evidence of any such liability either in the Bankruptcy Case or in any other proceeding. Nothing herein shall be deemed an agreement or admission as to the validity, enforceability or allowability of any individual Class 9 Claim or Class 9 Interest. Further, nothing herein shall be deemed an admission that the Debtors have any liability with respect to any Class 9 Indemnification Claim.

11.                               Headings.

All headings contained herein are for convenience purposes only, and shall not be considered when interpreting this Agreement.

Dated: , 2003

POST-EMERGENCE EQUITY COMMITTEE

By:
	Its:	Chair Person and Authorized Representative

LORAN GROUP

By:
	By:	Solomon Cera, Esq.
Counsel for the Loran Group

PEREGRINE SYSTEMS, INC.,
A Delaware Corporation

By:
Its:

HEYWOOD WAGA

By:
Jeffrey Abraham, Esq.
Counsel for Heywood Waga

Approved as to form and content:

Kronish Lieb Weiner & Hellman LLP

By:
Lawrence C. Gottlieb, Esq.
Attorneys for Post-Emergence Equity Committee

Gold Bennett Cera & Sidener, LLP

By:
Solomon B. Cera, Esq.
Attorneys for the Securities Class / Co-Lead Plaintiff

Irell & Manella LLP

By:
Ken Heitz, Esq.
Attorneys for Peregrine Systems, Inc.

Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C.

By:
Jeremy V. Richards
Attorneys for Peregrine Systems, Inc.

ABRAHAM & ASSOCIATES

By:
Jeffrey Abraham
Attorneys for Heywood Waga